Exhibit 15.1

Letter of Independent Registered Public Accounting Firm Regarding Unaudited Interim

Financial Information

January 5, 2012

Horace Mann Educators Corporation

Springfield, Illinois

Re: Form S-3 dated January 5, 2012

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 9, 2011, August 9, 2011 and November 9, 2011 related to our review of interim financial information included in the Horace Mann Educators Corporation Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

(Signed) KPMG LLP

Chicago, Illinois